Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Antero Midstream GP LP and
Unitholders of Antero Midstream Partners LP:

We consent to the use of our reports dated February 28, 2017, with respect to the combined consolidated balance sheets of Antero Midstream Partners LP and its accounting predecessor as of December 31, 2015 and 2016, and the related combined consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

As discussed in Note 2 to the combined consolidated financial statements of Antero Midstream Partners LP, the combined consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for 2014 and the combined consolidated balance sheet, and the related combined consolidated statement of operations and comprehensive income, partners’ capital, and cash flows for 2015 have been prepared on a combined basis of accounting.

(signed) KPMG LLP

Denver, Colorado
May 9, 2017